Exhibit 99.1

      New Media Announces Agreement to Acquire Morris Publishing Group Assets for $120.0 Million

NEW YORK, N.Y. August 9, 2017 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM), one of the largest publishers of locally based print and online media in the United States as measured by number of publications, announced today that it has agreed to acquire many of the newspapers and related assets from Morris Publishing Group, LLC (“Morris”) for $120.0 million.

New Media is acquiring many of the Morris portfolio of U.S.-based newspaper assets located across Georgia, Florida, Texas, Kansas, Arkansas, and Alaska. New Media is acquiring 79 publications including all eleven dailies, the largest of which are The Florida Times-Union (44,750 daily circulation and 68,591 Sunday circulation), The Augusta Chronicle (26,862 daily circulation and 31,682 Sunday circulation), and the Savannah Morning News (21,588 daily circulation and 26,048 Sunday circulation). In addition to the print publications, the acquisition includes Morris’s Main Street Digital group, substantially all weekly and niche print products and all related websites and digital operations.

“New Media is very excited to welcome the Morris publications and their employees into our Company,” said Michael E. Reed, New Media President and Chief Executive Officer. “For over 80 years, the Morris family has built and operated an incredible collection of local media assets. We are honored that the family has chosen us to uphold the rich tradition of journalism and innovation they have established. This transaction will expand our footprint into new states and add some very attractive markets to our local media portfolio. We see strong synergies between our two companies and look forward to the value creation opportunity that will exist as we combine the portfolios.”

William S. “Billy” Morris III, chairman of Morris Publishing, will remain as publisher of The Augusta Chronicle and will oversee editorial-page policy for the three Morris newspapers in Georgia. Morris said, “Since 1929, the Morris family has had a great love and passion for journalism and the local communities that they serve. However, every newspaper company in America is battling trends and redirected advertising dollars, so it is necessary for newspapers to be part of a large newspaper group to build and maintain the necessary resources to compete. We are deeply grateful for the many friendships and business relationships we have enjoyed for these many years and look forward to the impact the next generation will make.”

The purchase price is within New Media’s stated acquisition range of 3.5x – 4.5x the seller’s LTM As Adjusted EBITDA. The transaction will be funded with cash on the balance sheet. We expect it to be highly accretive to free cash flow with net synergies of $10-15 million. We expect the transaction to close early in the fourth quarter.

Moorgate Securities and Avondale Communications acted as financial advisors to Morris Publishing Group in connection with this transaction.

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions for our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of June 25, 2017, the Company operates in over 555 markets across 36 states. New Media’s portfolio of products, as of June 25, 2017, include over 630 community publications and over 550 websites, serve more than 225,000 business advertising accounts, and reaches over 21 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated transaction, including the closing, timing of closing, estimated synergies and other potential benefits of the anticipated transaction. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

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